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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE
FOR IMMEDIATE RELEASE

            ADVANCED LIGHTING TECHNOLOGIES ANNOUNCES REVISED OUTLOOK
              FOR FOURTH QUARTER AND FISCAL YEAR OPERATING RESULTS

SOLON, OH, AUGUST 9, 2000--ADVANCED LIGHTING TECHNOLOGIES, INC. (NASDAQ: ADLT) today announced that based upon unaudited preliminary information, it expects operating results will be substantially higher than the fourth quarter of the prior year when the Company reported net sales of $50.9 million, net loss of $33.8 million, and loss per share of $1.67.

The Company expects net sales for the fourth quarter to be approximately $54 million, up from last year's fourth quarter by 6%. Operating results for the fourth quarter fiscal 2000 are expected to be in the range of breakeven to $.06 loss per share.

The Company expects net sales for the fiscal year ended June 30, 2000 to be approximately $225 million, exceeding the $193 million net sales reported last fiscal year by $32 million or 16.6%. Excluding the one-time reversal of $15 million equipment sales in fiscal 1999, the expected sales increase from $208 million to $225 million represents an 8.2% increase.

Diluted earnings per share for fiscal year 2000 are expected to approximate breakeven, ranging from $.00 to $.05 loss per share, compared to last year's loss of $4.14. The Company expects to release fourth quarter and fiscal year 2000 operating results on September 15, 2000.

Commenting on the expected fourth quarter and fiscal year results, Wayne R. Hellman, Chairman and CEO, said, "Although results for the second half of the year were not as strong in our core sales as we planned, we nevertheless had substantial improvement over last year. One second-half of the year factor was a change in the focus of our DSI optical coatings subsidiary which caused short-term sales and earnings pressure in that period, but was essential to focus efforts in DSI on the rapidly expanding telecommunications component market." The refocus of DSI to telecommunications products caused government-related business to fall by almost $3 million for fiscal year 2000 from last year. In addition, earnings in that operation were also impacted by the expenses related to our telecommunications product development costs. The Company believes that this short-term loss of revenue and greater expenses represents an investment in the potential longer-term value of the telecommunications business.

Included in ADLT's net sales for fiscal year 2000 is approximately $1,453,000 of telecommunication product sales reflecting an increase of 46% more than the $993,000 recognized in fiscal year 1999. Telecommunication product sales for the fourth quarter fiscal 2000 approximated $517,000, up 78% from $290,000 in fourth quarter fiscal 1999.




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Except for historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including the timely development and market acceptance of new products, the timely and successful implementation of cost reduction and cash flow initiatives, the impact of the initiatives on relationships with customers, suppliers and employees, the ability to provide adequate incentives to retain and attract key employees, the integration of acquired operations, the impact of competitive products and pricing, and other risks detailed from time-to-time in the Company's EDGAR filings with the Securities and Exchange Commission. In particular, see "Risk Factors" in the Company's Form 10-K/A No. 3 for the fiscal year ended June 30, 1999. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," and similar expressions are intended to identify forward-looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements.

Advanced Lighting Technologies, Inc. is an innovation-driven designer, manufacturer, and marketer of metal halide lighting products, including materials, system components, systems, and production equipment with operations and affiliates in North America, Europe, the Pacific Rim and Australia.

For further information, contact:

Lisa Barry
Advanced Lighting Technologies, Inc.
440/836-7111